[RAMP LOGO]

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FOR IMMEDIATE RELEASE
May 26, 2005


           RAMP ANNOUNCES RESIGNATION OF BDO SEIDMAN AND OTHER EVENTS
                        Departure of Chairman and C.E.O.

New York, NY - Ramp Corporation [AMEX: RCO] today announced that on May 21, 2005, BDO Seidman informed the Company of its resignation as the Company's independent registered accounting firm, and advised the Company that its audit reports with respect to the years ended December 31, 2004, and 2003, could not be relied on. BDO Seidman did not specifically indicate reasons for its actions. The Company's audit committee has not discussed with BDO Seidman the matters concerning their resignation. As a result, the Company notified the AMEX of its inability to timely file its Form 10-Q for the quarter ended March 31, 2005. AMEX rules require timely filing of all SEC periodic reports of a company's securities to remain listed. The Company is endevouring to complete and file the March 31 10-Q as soon as possible in order to comply with AMEX rules.

The Company's failure to file its 10-Q report constitutes an event of default under securities purchase agreements that it entered into in January and March 2005. As a result of such default, the holders of debentures issued under these agreements may declare the total amount issued to become due and payable. The Company's payment of such outstanding principal amount would have a material adverse effect upon the Company's financial condition.

In addition, as a result of the Company's failure to timely file the March 31, 2005 10-Q, the Company will be ineligible for at least one year to register its securities with the SEC under Form S-3. This could potentially lead the Company to owe monthly liquidated damages based on outstanding principal amount provided under these securities purchase agreements from May 18, 2005, until such registration statement is filed, and for the period from August 11, 2005, until such registration statement is declared effective. The Company's payment of such penalty would have a material adverse effect on the Company's financial condition.

On May 22, 2005, the Company's board of directors suspended the employment of Andrew Brown as President and Chief Executive Officer effective immediately. The Company's board of directors is conducting an investigation based upon information provided by Mr. Brown On May 16, 2005 that in December 2003, he received an unsolicited gift from an individual who has acted as an advisor to several of the Company's investors. Mr. Brown stated that he knew he should not keep the gift, and accordingly, he discarded it within several days after having received it. Mr. Brown further advised the board that the donor never asked him to do or
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                   Events FOR IMMEDIATE RELEASE - May 26, 2005

refrain from doing anything and that the gift did not influence any actions that he has taken in any capacity as an officer or director of the Company.

On May 22, 2005, Mr. Brown resigned as Chairman of the Company at the request of the Company's independent directors. To fill the vacancy left by Mr. Brown's departure as Chairman, the Company elected Anthony Soich, a director of the Company since June 2004, to serve as its new Chairman. The Company will continue to retain Mr. Brown as a consultant pending the conclusion of its investigation. Mr. Ronald Munkittrick, current Chief Financial Officer, was appointed as Acting CEO, and will continue to serve as the Company's CFO, a position he has held since October 12, 2004.

On May 22, 2005, at a meeting held by the Company's board of directors, the board voted to explore the possibility of selling the Company or one or more of its lines of business or seeking a merger partner. The board is currently in the process of contacting suitable investment banking firms for assistance.

The Company has filed a Current Report on Form 8-K outlining the foregoing matters in greater detail.

Ramp Corporation, through its wholly-owned HealthRamp subsidiary, develops and markets the CareGiver and CarePoint suite of technologies. CareGiver enables long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp can be found at www.Ramp.com.

                                      # # #

Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.


Contact:

Ron Munkittrick: (212) 440-1575